Filed Pursuant to Rule 424(b)(2)
 Registration Statement No. 333-261476
(To Prospectus dated December 29, 2021,
Prospectus Supplement dated December 29, 2021
and Product Supplement EQUITY ARN-1 dated February 2, 2022)

142,533 Units $10 principal amount per unit CUSIP No. 06418G875	Pricing Date Settlement Date Maturity Date	March 30, 2023 April 6, 2023 May 31, 2024

Accelerated Return Notes® Linked to the Vanguard Small-Cap Value ETF
◾      Maturity of approximately 14 months
◾      3-to-1 upside exposure to increases in the Underlying Fund, subject to a capped return of 17.40%
◾      1-to-1 downside exposure to decreases in the Underlying Fund, with up to 100% of your investment at risk
◾      All payments occur at maturity and are subject to the credit risk of The Bank of Nova Scotia
◾       No periodic interest payments
◾       In addition to the underwriting discount set forth below, the notes include a hedging-related charge of $0.05 per unit. See “Structuring the Notes”
◾       Limited secondary market liquidity, with no exchange listing
◾     The notes are unsecured debt securities and are not savings accounts or insured deposits of a bank. The notes are not insured or guaranteed by the Canada Deposit Insurance Corporation (the “CDIC”), the U.S. Federal Deposit Insurance Corporation (the “FDIC”), or any other governmental agency of Canada, the United States or any other jurisdiction

The notes are being issued by The Bank of Nova Scotia (“BNS”). There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs. See “Risk Factors” beginning on page TS-6 of this term sheet, “Additional Risk Factors” on page TS-7 of this term sheet and “Risk Factors” beginning on page PS-6 of product supplement EQUITY ARN-1.
The initial estimated value of the notes as of the pricing date is $9.73 per unit, which is less than the public offering price listed below. See “Summary” on the following page, “Risk Factors” beginning on page TS-6 of this term sheet and “Structuring the Notes” on page TS-15 of this term sheet for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.

None of the U.S. Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price	$10.000	$1,425,330.000
Underwriting discount	$0.175	$24,943.275
Proceeds, before expenses, to BNS	$9.825	$1,400,386.725
The notes:
Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

BofA Securities
March 30, 2023

Accelerated Return Notes® Linked to the Vanguard Small-Cap Value ETF due May 31, 2024
Summary
The Accelerated Return Notes® Linked to the Vanguard Small-Cap Value ETF due May 31, 2024 (the “notes”) are our senior unsecured debt securities. The notes are not guaranteed or insured by the CDIC or the FDIC, and are not, either directly or indirectly, an obligation of any third party. The notes are not bail-inable debt securities (as defined in the prospectus). The notes will rank equally with all of our other unsecured senior debt. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of BNS. The notes provide you a leveraged return, subject to a cap, if the Ending Value of the Market Measure, which are shares of the Vanguard Small-Cap Value ETF (the “Underlying Fund”), is greater than the Starting Value. If the Ending Value is equal to the Starting Value, you will receive the principal amount of your notes.  If the Ending Value is less than the Starting Value, you will lose all or a portion of the principal amount of your notes. Any payments on the notes will be calculated based on the $10 principal amount per unit and will depend on the performance of the Underlying Fund, subject to our credit risk. See “Terms of the Notes” below.
The economic terms of the notes (including the Capped Value) are based on our internal funding rate, which is the rate we would pay to borrow funds through the issuance of market-linked notes, and the economic terms of certain related hedging arrangements. Our internal funding rate is typically lower than the rate we would pay when we issue conventional fixed rate debt securities. This difference in funding rate, as well as the underwriting discount and the hedging related charge described below, reduced the economic terms of the notes to you and the initial estimated value of the notes on the pricing date. Due to these factors, the public offering price you pay to purchase the notes is greater than the initial estimated value of the notes.
On the cover page of this term sheet, we have provided the initial estimated value for the notes. This initial estimated value was determined by reference to our internal pricing models, which take into consideration certain factors, such as our internal funding rate on the pricing date and our assumptions about market parameters. For more information about the initial estimated value and the structuring of the notes, see “Structuring the Notes” on page TS-15.

Terms of the Notes
Issuer:	The Bank of Nova Scotia (“BNS”)
Principal Amount:	$10.00 per unit
Term:	Approximately 14 months
Market Measure:	The Vanguard Small-Cap Value ETF (Bloomberg symbol: “VBR”)
Starting Value:	$156.17
Ending Value:
The average of the Closing Market Price of the Market Measure multiplied by the Price Multiplier on each calculation day occurring during the Maturity Valuation Period. The scheduled calculation days are subject to postponement in the event of Market Disruption Events, as described beginning on page PS-24 of product supplement EQUITY ARN-1.

Price Multiplier:	1, subject to adjustment for certain events relating to the Underlying Fund, as described beginning on page PS-27 of product supplement EQUITY ARN-1.
Participation Rate:	300%
Capped Value:	$11.74 per unit, which represents a return of 17.40% over the principal amount.
Maturity Valuation Period:	May 21, 2024, May 22, 2024, May 23, 2024, May 24, 2024 and May 28, 2024
Fees and Charges:	The underwriting discount of $0.175 per unit listed on the cover page and the hedging related charge of $0.05 per unit described in “Structuring the Notes” on page TS-15.
Calculation Agent:	BofA Securities, Inc. (“BofAS”).
Redemption Amount Determination
On the maturity date, you will receive a cash payment per unit determined as follows:

Accelerated Return Notes®	TS-2

Accelerated Return Notes® Linked to the Vanguard Small-Cap Value ETF due May 31, 2024
The terms and risks of the notes are contained in this term sheet and in the following:
◾	Product supplement EQUITY ARN-1 dated February 2, 2022:
http://www.sec.gov/Archives/edgar/data/0000009631/000091412122000966/bn57062750-424b2.htm
◾	Prospectus supplement dated December 29, 2021:
http://www.sec.gov/Archives/edgar/data/0000009631/000091412121007897/bn56815298-424b3.htm
◾	Prospectus dated December 29, 2021:
http://www.sec.gov/Archives/edgar/data/9631/000119312521368646/d240752d424b3.htm
These documents (together, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website as indicated above or obtained from Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) or BofAS by calling 1-800-294-1322. You should read the Note Prospectus, including this term sheet, for information about us and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement EQUITY ARN-1. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to BNS.
Investor Considerations
You may wish to consider an investment in the notes if:
◾	You anticipate that the price of the Underlying Fund will increase moderately from the Starting Value to the Ending Value.
◾	You are willing to risk a substantial or entire loss of principal if the price of the Underlying Fund decreases from the Starting Value to the Ending Value.
◾	You accept that the return on the notes will be capped.
◾	You are willing to forgo the interest payments that are paid on conventional interest bearing debt securities.
◾	You are willing to forgo the benefits of directly owning the Underlying Fund or the securities included in the Underlying Fund.
◾
You are willing to accept a limited or no market for sales prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our actual and perceived creditworthiness, our internal funding rate and fees and charges on the notes.

◾	You are willing to assume our credit risk, as issuer of the notes, for all payments under the notes, including the Redemption Amount.

The notes may not be an appropriate investment for you if:
◾
You believe that the price of the Underlying Fund will decrease from the Starting Value to the Ending Value or that it will not increase sufficiently over the term of the notes to provide you with your desired return.

◾	You seek principal repayment or preservation of capital.
◾	You seek an uncapped return on your investment.
◾	You seek interest payments or other current income on your investment.
◾	You want to receive the benefits of directly owning the Underlying Fund or the securities included in the Underlying Fund.
◾	You seek an investment for which there will be a liquid secondary market.
◾	You are unwilling or are unable to take market risk on the notes or to take our credit risk as issuer of the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors regarding an investment in the notes.

Accelerated Return Notes®	TS-3

Accelerated Return Notes® Linked to the Vanguard Small-Cap Value ETF due May 31, 2024
Hypothetical Payout Profile and Examples of Payments at Maturity
Accelerated Return Notes®
This graph reflects the returns on the notes, based on the Participation Rate of 300% and the Capped Value of $11.74 per unit. The green line reflects the returns on the notes, while the dotted gray line reflects the returns of a direct investment in the Market Measure.
This graph has been prepared for purposes of illustration only.

The following table and examples are for purposes of illustration only.  They are based on hypothetical values and show hypothetical returns on the notes. They illustrate the calculation of the Redemption Amount and total rate of return based on a hypothetical Starting Value of 100, the Participation Rate of 300%, the Capped Value of $11.74 per unit and a range of hypothetical Ending Values. The actual amount you receive and the resulting total rate of return will depend on the actual Starting Value, Ending Value and whether you hold the notes to maturity. The following examples do not take into account any tax consequences from investing in the notes.
For recent actual prices of the Underlying Fund, see “The Underlying Fund” section below. The Ending Value payments on the notes are subject to issuer credit risk.
Ending Value	Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Unit	Total Rate of Return on the Notes
0.00	-100.00%	$0.00	-100.00%
50.00	-50.00%	$5.00	-50.00%
80.00	-20.00%	$8.00	-20.00%
90.00	-10.00%	$9.00	-10.00%
94.00	-6.00%	$9.40	-6.00%
97.00	-3.00%	$9.70	-3.00%
100.00(1)	0.00%	$10.00	0.00%
102.00	2.00%	$10.60	6.00%
105.00	5.00%	$11.50	15.00%
105.80	5.80%	$11.74(2)	17.40%
110.00	10.00%	$11.74	17.40%
120.00	20.00%	$11.74	17.40%
130.00	30.00%	$11.74	17.40%
140.00	40.00%	$11.74	17.40%
150.00	50.00%	$11.74	17.40%
160.00	60.00%	$11.74	17.40%
(1)
The hypothetical Starting Value of 100 used in these examples has been chosen for illustrative purposes only. The actual Starting Value is $156.17, which was the Closing Market Price of the Underlying Fund on the pricing date.

(2)	The Redemption Amount per unit cannot exceed the Capped Value.

Accelerated Return Notes®	TS-4

Accelerated Return Notes® Linked to the Vanguard Small-Cap Value ETF due May 31, 2024
Redemption Amount Calculation Examples
Example 1
The Ending Value is 80.00, or 80.00% of the Starting Value:
Starting Value:	100.00
Ending Value:	80.00
= $8.00 Redemption Amount per unit

Example 2
The Ending Value is 103.00, or 103.00% of the Starting Value:
Starting Value:	100.00
Ending Value:	103.00
= $10.90 Redemption Amount per unit

Example 3
The Ending Value is 130.00, or 130.00% of the Starting Value:
Starting Value:	100.00
Ending Value:	130.00
= $19.00, however, because the Redemption Amount for the notes cannot exceed the Capped Value, the Redemption Amount will be $11.74 per unit

Accelerated Return Notes®	TS-5

Accelerated Return Notes® Linked to the Vanguard Small-Cap Value ETF due May 31, 2024
Risk Factors
There are important differences between the notes and a conventional debt security. An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page PS-6 of product supplement EQUITY ARN-1, page S-2 of the prospectus supplement, and page 7 of the prospectus identified above. We also urge you to consult your investment, legal, tax, accounting, and other advisors.
Structure-Related Risks
◾	Depending on the performance of the Underlying Fund as measured shortly before the maturity date, your investment may result in a loss; there is no guaranteed return of principal.
◾	Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.
◾
Your investment return is limited to the return represented by the Capped Value and may be less than a comparable investment directly in the Underlying Fund or the securities held by the Underlying Fund.

Market Measure-Related Risks
◾
The sponsor and investment advisor of the Underlying Fund may adjust the Underlying Fund in a way that may adversely affect the value of the notes and your interests, and these entities have no obligation to consider your interests.

◾
The sponsor of the CRSP U.S. Small Cap Value Index (the “Underlying Index”) described below may adjust the Underlying Index in a way that affects its level and has no obligation to consider your interests.

◾
You will have no rights of a holder of the Underlying Fund or the securities held by the Underlying Fund, and you will not be entitled to receive any shares of the Underlying Fund or the securities held by the Underlying Fund.

◾
While we, MLPF&S, BofAS or our respective affiliates may from time to time own shares of the Underlying Fund or the securities held by the Underlying Fund, none of us, MLPF&S, BofAS or our respective affiliates control the Underlying Fund.

◾	There are liquidity and management risks associated with the Underlying Fund.
◾
The performance of the Underlying Fund may not correlate with the performance of its Underlying Index as well as the net asset value per share of the Underlying Fund, especially during periods of market volatility when the liquidity and the market price of shares of the Underlying Fund and/or securities held by the Underlying Fund may be adversely affected, sometimes materially.

◾
The Redemption Amount will not be adjusted for all corporate events that could affect the Underlying Fund. See “Description of ARNs— Anti-Dilution and Discontinuance Adjustments Relating to Underlying Funds” beginning on page PS-27 of product supplement EQUITY ARN-1.

Valuation- and Market-Related Risks
◾
Our initial estimated value of the notes is lower than the public offering price of the notes. Our initial estimated value of the notes is only an estimate. The public offering price of the notes exceeds our initial estimated value because it includes costs associated with selling and structuring the notes, as well as hedging our obligations under the notes with a third party, which may include BofAS or one of its affiliates. These costs include the underwriting discount and an expected hedging related charge, as further described in “Structuring the Notes” on page TS-15.

◾
Our initial estimated value of the notes does not represent future values of the notes and may differ from others’ estimates. Our initial estimated value of the notes is determined by reference to our internal pricing models when the terms of the notes are set.  These pricing models consider certain factors, such as our internal funding rate on the pricing date, the expected term of the notes, market conditions and other relevant factors existing at that time, and our assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors.  Different pricing models and assumptions could provide valuations for the notes that are different from our initial estimated value. In addition, market conditions and other relevant factors in the future may change, and any of our assumptions may prove to be incorrect. On future dates, the market value of the notes could change significantly based on, among other things, the performance of the Underlying Fund, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors.  These factors, together with various credit, market and economic factors over the term of the notes, are expected to reduce the price at which you may be able to sell the notes in any secondary market and will affect the value of the notes in complex and unpredictable ways. Our initial estimated value does not represent a minimum price at which we or any agents would be willing to buy your notes in any secondary market (if any exists) at any time.

◾
Our initial estimated value is not determined by reference to credit spreads or the borrowing rate we would pay for our conventional fixed-rate debt securities. The internal funding rate used in the determination of our initial estimated value of the notes generally represents a discount from the credit spreads for our conventional fixed-rate debt securities and the borrowing rate we would pay for our conventional fixed-rate debt securities. If we were to use the interest rate implied by the credit spreads for our conventional fixed-rate debt securities, or the borrowing rate we would pay for our conventional fixed-rate debt securities, we would expect the economic terms of the notes to be more favorable to you. Consequently, our use of an internal funding rate for the notes would have an adverse effect on the economic terms of the notes, the initial estimated value of the notes on the pricing date, and the price at which you may be able to sell the notes in any secondary market.

Accelerated Return Notes®	TS-6

Accelerated Return Notes® Linked to the Vanguard Small-Cap Value ETF due May 31, 2024
◾
A trading market is not expected to develop for the notes. None of us, MLPF&S or BofAS is obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

Conflict-Related Risks
◾
Our business, hedging and trading activities, and those of MLPF&S, BofAS and our respective affiliates (including trades in the Underlying Fund or the securities held by the Underlying Fund), and any hedging and trading activities we, MLPF&S, BofAS or our respective affiliates engage in for our clients’ accounts, may affect the market value and return of the notes and may create conflicts of interest with you.

◾	There may be potential conflicts of interest involving the calculation agent, which is BofAS. We have the right to appoint and remove the calculation agent.
General Credit Risks:
◾
Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes. If we become insolvent or are unable to pay our obligations, you may lose your entire investment.

Tax-Related Risks
◾	The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes. See “Summary of U.S. Federal Income Tax Consequences” below.
◾
The conclusion that no portion of the interest paid or credited or deemed to be paid or credited on a note will be “Participating Debt Interest” subject to Canadian withholding tax is based in part on the current published administrative position of the CRA.  There cannot be any assurance that CRA’s current published administrative practice will not be subject to change, including potential expansion in the current administrative interpretation of Participating Debt Interest subject to Canadian withholding tax.  If, at any time, the interest paid or credited or deemed to be paid or credited on a note is subject to Canadian withholding tax, you will receive an amount that is less than the Redemption Amount. You should consult your own adviser as to the potential for such withholding and the potential for reduction or refund of part or all of such withholding, including under any bilateral Canadian tax treaty the benefits of which you may be entitled. For a discussion of the Canadian federal income tax consequences of investing in the notes, see “Summary of Canadian Federal Income Tax Consequences” below, “Canadian Taxation—Debt Securities” on page 66 of the prospectus, and “Supplemental Discussion of Canadian Federal Income Tax Consequences” on page PS-36 of product supplement EQUITY ARN-1.

Additional Risk Factors
Additional Market Measure-Related Risks
The notes are subject to risks associated with small-size capitalization companies.
The securities held by the Underlying Fund are issued by companies with small-sized market capitalization. The stock prices of small-size companies may be more volatile than stock prices of large capitalization companies. Small-size capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Small-size capitalization companies may also be more susceptible to adverse developments related to their products or services.
The investment strategy represented by the Underlying Fund may not be successful.
The Underlying Fund seeks to track the performance, before fees and expenses, of an index composed of small-capitalization U.S. equities that exhibit value characteristics, which is currently the Underlying Index. There is, however, no assurance that the Underlying Fund will outperform any other exchange-traded fund or any index or strategy that tracks U.S. stocks selected using other criteria, and it may underperform its Underlying Index as a whole. A “value” investment strategy is premised on the goal of investing in stocks that are determined to be relatively cheap or “undervalued” under the assumption that the value of those stocks will increase over time as the market comes to reflect the “fair” market value of those stocks. However, the value characteristics referenced by the Underlying Index may not be accurate predictors of undervalued stocks, and there is no guarantee that undervalued stocks will appreciate. In addition, the Underlying Index’s selection methodology includes a bias against stocks with strong growth characteristics, and stocks with strong growth characteristics might outperform stocks with weak growth characteristics. It is possible that the stock selection methodology of the Underlying Index will adversely affect its return and, consequently, the price of shares of the Underlying Fund and the value of your notes.
Other Terms of the Notes
Business Day
A “business day” means a day which is a Monday, Tuesday, Wednesday, Thursday or Friday that is neither a legal holiday nor a day on which banking institutions are authorized or required by law to close in New York City.

Accelerated Return Notes®	TS-7

Accelerated Return Notes® Linked to the Vanguard Small-Cap Value ETF due May 31, 2024
The Underlying Fund
All disclosures contained in this term sheet regarding the Underlying Fund, including, without limitation, its make-up, method of calculation, and changes in its components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, The Vanguard Group, Inc. (“Vanguard”), the advisor to the Underlying Fund. The advisor, which licenses the copyright and all other rights to the Underlying Fund, has no obligation to continue to publish, and may discontinue publication of, the Underlying Fund. The consequences of the advisor discontinuing publication of the Underlying Fund are discussed in the section entitled “Description of ARNs— Anti-Dilution and Discontinuance Adjustments Relating to Underlying Funds” beginning on page PS-27 of product supplement EQUITY ARN-1. None of us, the calculation agent, MLPF&S, or BofAS accepts any responsibility for the calculation, maintenance or publication of the Underlying Fund or any successor Underlying Fund.

The Vanguard Small-Cap Value ETF
The Underlying Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the Underlying Index. The Underlying Index was developed by The Center for Research in Security Prices (“CRSP”) and is designed to measure the performance of companies included in the CRSP U.S. Small Cap Index that are determined by CRSP to exhibit relatively strong value characteristics and relatively weak growth characteristics. The Underlying Fund attempts to replicate the Underlying Index by investing all, or substantially all, of its assets in the stocks that make up the Underlying Index, holding each stock in approximately the same proportion as its weighting in the Underlying Index. The returns of the Underlying Fund will be reduced by certain management fees and other expenses, which are detailed in its prospectus and which may cause the Underlying Fund to underperform the components of the Underlying Index.
The CRSP U.S. Small Cap Value Index
All information contained in this pricing supplement regarding the Underlying Index, including, without limitation, its make-up, method of calculation and changes in its components, has been derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, CRSP. The Underlying Index is calculated, maintained and published by CRSP. CRSP has no obligation to publish, and may discontinue the publication of, the Underlying Index.
The Underlying Index is reported by Bloomberg under the ticker symbol “CRSPSCV1”.
The Underlying Index measures the capitalization-weighted price performance of the stocks included in the CRSP U.S. Small Cap Index that are determined by CRSP to be value oriented, using the following factors: book-to-price ratio, forward earnings-to-price ratio, historic earnings-to-price ratio, dividend-to-price ratio and sales-to-price ratio. The Underlying Index is designed to represent U.S. companies that make up the small-capitalization value segment in the U.S. equity market.
Index Composition
Eligible Universe. To be eligible for the CRSP U.S. Small Cap Index (and therefore, the Underlying Index), the securities must meet the following criteria:
•	the securities must be listed on the New York Stock Exchange, NYSE American, NYSE Arca, Nasdaq or BZX Exchange (each, a “CRSP exchange of interest”);
•	the securities must be common stock, REITs, shares of beneficial interest (excluding funds) or Berkshire Hathaway A & B shares; and
•
the company issuing the securities must generally be currently incorporated and headquartered in the United States; however, securities of a company headquartered in the United States, a U.S. territory, domicile of convenience or tax haven may also be considered for inclusion by CRSP’s Index Eligibility Committee.

Eligibility status is reviewed quarterly at ranking. Any security that has been included in or removed from the CRSP U.S. Small Cap Index will retain that status for one year, unless there is a fundamental change in the security’s characteristics. After one year, the security’s eligibility status will be reevaluated.
Investability Screens. Once the eligible securities are identified and capitalization breakpoints are determined, investability screens are applied quarterly on the ranking date (after the close of the first Friday of each of March, June, September and December) to determine the constituents of the CRSP U.S. Small Cap Index as of the following reconstitution (reconstitution occurs over a five-day transition period, generally starting after the close of the second Wednesday after the ranking day and ends on the first Tuesday after the third Friday of the ranking month, with 20% of the change in constituents implemented on each day), as follows:
•	market capitalization: the company must have at least $15 million total market capitalization;
•
float shares: the number of a company’s float shares, those readily available for trading, must be at least 12.5% of the total shares outstanding (or at least 10% of the total shares outstanding for securities qualifying as a fast-track initial public offering (“IPO”));

•	trading volume: the average of the adjusted trading volume over the last 125 days divided by float shares on the ranking date must be at least 0.001;

Accelerated Return Notes®	TS-8

Accelerated Return Notes® Linked to the Vanguard Small-Cap Value ETF due May 31, 2024
•	trading gaps: the securities must not have a sequence of 10 consecutive non-trading days since the last ranking;
•	suspended securities: the securities must currently not be suspended from their listing exchange; and
•
seasoning of new securities: new securities are eligible for inclusion if they fulfill at least one of the two conditions below (securities created by a corporate action payout are not subject to the seasoning rule):

o	the first day of regular-way trading on a CRSP exchange of interest was at least 20 trading days before the ranking day; or
o
the first day of regular-way trading on a CRSP exchange of interest was at least five trading days before the ranking day and the company’s capitalization is greater than or equal to the lower breakpoint for the CRSP U.S. Small Cap Index determined at the last ranking. These companies are considered to be fast-track IPO.

•	Current constituents of the CRSP U.S. Small Cap Index are removed from the CRSP U.S. Small Cap Index if, at ranking:
o	market capitalization: the company has less than $10 million total market capitalization;
o	float shares: the number of a company’s float shares is less than 10% of the total shares outstanding;
o	trading volume: the average of the adjusted trading volume over the last 125 days divided by float shares on the ranking date falls below 0.0008 for two consecutive rankings;
o	trading gaps: the securities has a sequence of 10 consecutive non-trading days since the last ranking; or
o	suspended securities: if a security has been suspended from its listing exchange for at least 40 trading days.
CRSP will consider for inclusion companies that IPO via direct listings — and skip the traditional underwriting process — assuming that public disclosures are available related to the company’s eligibility and investability (e.g., share type, organization type, float shares, total shares outstanding, location, market capitalization etc.).  Given sufficient information, CRSP will not limit its eligible and investable universe based on the initial offering type.  CRSP will also consider for inclusion companies that IPO with capital structures that include share classes (common stock) with dissimilar voting rights assuming that public disclosures are available related to the company’s eligibility and investability. The presence of multiple share classes with skewed voting rights is not currently used to restrict CRSP’s eligible and investable universe.
IRS Code concentration constraints. The Internal Revenue Service (the “IRS”) has established rules for a fund to qualify as a Regulated Investment Company. When necessary, the CRSP U.S. Small Cap Index is constrained to allow a fund tracking it to comply with IRS rules, but adjusting the weights of its constituents, with the following goals:
•	Meet the diversification requirements;
•	Minimize the expected tracking error between the constrained index and an implied parent index with no constraints imposed;
•	Use buffers around the limits so that the typical movement of weights due to price movement and corporate actions do not initiate recurrent index rebalancing and the associated turnover; and
•	Preserve the investability of the index by avoiding the assignment of index weights that represent an excessive stake in any one issuer.
Market Capitalization Assignment
CRSP assigns companies in the eligible universe to size-specific capitalization-based indices, including the Underlying Index, using each company’s total market capitalization calculated using total shares outstanding. At ranking, companies are sorted from largest to smallest based on each company’s total market capitalization. Market capitalization is determined using a security’s total shares outstanding multiplied by the security’s price on a random price day.
The market capitalizations of all index-eligible securities of a given company are then summed together to determine the company’s total market capitalization. Once all index-eligible companies are sorted, each company is then assigned a cumulative market capitalization score, which is equal to the cumulative capitalization of all higher capitalization companies plus half of the capitalization of the company that is being ranked, expressed as a percentage of the market capitalization of all eligible companies. In other words, the score is based on the midpoint of a company’s market capitalization in order to ensure it is assigned to the index in which the majority of its market capitalization lies. Breakpoint targets are then set at 70%, 85% and 98% of the cumulative market cap of the eligible universe.
At each ranking, the actual market capitalization of the largest company and the smallest company in each index is noted. These sizes determine the ranges for assignment of new additions or of securities impacted by corporate actions. A company is considered valid for an index if its capitalization is less than or equal to that of the largest company in the index and greater than that of the largest company in the adjacent lower capitalization index.
Companies lying at or near the boundary of market capitalization breakpoints are viewed as being in a transitional area between adjacent capitalization indices. In order to prevent the premature movement of these “borderline” companies to a new index, CRSP establishes different percentage “bands” around each breakpoint. Movement of companies in or near these bands is restricted and can result in securities being partially held in adjacent indices. This approach balances the desire to maximize style purity while minimizing index turnover.

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Accelerated Return Notes® Linked to the Vanguard Small-Cap Value ETF due May 31, 2024
CRSP base-level size indices are Mega, Mid, Small, and Micro. In addition, CRSP maintains two composite indices that combine base level indices; Large is a combination of Mega and Mid, and Small-Mid is a combination of Mid and Small.
The breakpoint target for the Underlying Index is 85% for the 81% to 89% band range, and 98% for the 96% to 99.5% band range.
In order to prevent the premature movement of companies located near the established breakpoints, CRSP considers different percentage “bands” around each breakpoint. Movement between indices is cushioned by introducing the concept of “packeting.” CRSP defines a packet as 50% of the index’s total holdings of a company. Movement occurs when a company passes completely through to the other side of a shared band between indices into the core of the adjacent index.
Once a company crosses the threshold into the adjacent core, one packet (50%) is moved. If a company remains in the adjacent core at the next ranking, then the second packet (remaining 50%) is moved into the adjacent index.
At ranking, if a company with a 100% allocation in an index moves beyond the core of the adjacent index, then the company is moved entirely to the new capitalization-based index. Similarly, if a company with 50% allocation in an index moves beyond the core of the adjacent index, then that allocation is moved entirely (100%) to the new capitalization-based index.
If the company moves back into the shared band, then no further packets are moved (the holdings are kept in the same proportion). No movement is exercised if the company ranks within the band. In other words, a security may remain in a transitional band area indefinitely.
New index constituents (e.g., an IPO), are added fully to the appropriate capitalization-based index based strictly on the breakpoints determined at the most recent quarterly ranking (bands are ignored).
Migration rules related to packeted constituents (e.g. 50% Small/50% Mid), are applied to each packet separately. Final index placement is the sum of the individual post-migration packets.
Style Index Allocation
Each company in the CRSP U.S. Small Cap Index is fully allocated to either the CRSP U.S. Small Cap Value Index (the “Value Index”) or the CRSP U.S. Small Cap Growth Index (the “Growth Index”).
The construction of the Value Index and the Growth Index is tied to the construction of the CRSP U.S. Small Cap Index. Value and growth style determination involves completing the following three additional steps at each quarterly ranking:
1.	Calculate the value and growth style factors for each company within a relevant market-cap segment.
2.
Combine multiple style factors into a single composite factor (the score that is used to place the company), separately for value and growth. This will be the score used to assign a security to either the Value Index or the Growth Index.

3.	Rank scores and assign companies to the Value Index or the Growth Index.
When classifying companies to the Value Index and the Growth Index, CRSP employs a multi-factor model, that uses five value and six growth factors,
The value factors are:
•	Book-to-Price Ratio (BP)
•	Future Earnings-to-Price Ratio (FEP)
•	Historical Earnings-to-Price Ratio (HEP)
•	Dividend-to-Price Ratio (DP)
•	Sales-to-Price Ratio (SP)
The growth factors are:
•	Future Long-term Growth in Earnings Per Share (FLGE)
•	Future Short-term Growth in Earnings Per Share (FSGE)
•	Three-year Historical Growth in Earnings Per Share (HGE)
•	Three-year Historical Growth in Sales Per Share (HGS)
•	Current Investment-to-Assets Ratio (INV)
•	Return on Assets (ROA)
CRSP calculates the composite value score and the composite growth score for each company using the following steps:
1.	For each company, determine values for the various style factors.
2.
Winsorize the data for each style factor at the 5th and 95th percentiles. Winsorization is the transformation of statistics by limiting extreme values in the statistical data to reduce the effect of possibly spurious outliers.

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Accelerated Return Notes® Linked to the Vanguard Small-Cap Value ETF due May 31, 2024
3.	Calculate each style factor’s cross-sectional mean and cross-sectional standard deviation.
4.	Scale each style factor for each company by finding the factor’s z-score using the following formula:
z-score = (company factor – cross sectional mean for factor) / cross sectional standard deviation for the factor
The z-score factors are denoted by the presence of a “z” before the factor acronym (e.g., zBP).
5.	Compute the single Composite Style Score (CSS) for each company by weighting the z-scores of the underlying factors according to the following methods:
Calculating Value Composite Style Score. When determining the value CSS, CRSP’s model first combines the future and historical earnings-to-price ratios (FEP and HEP) into a single earnings-to-price factor (EP), which is then combined with the book-to-price ratio (BP) to create a primary value superfactor (V1). The sales-to-price ratio (SP) and dividend-to-price ratio (DP) are then combined to create a secondary value superfactor (V2). Merging the two value superfactors together creates a single composite value score (V), as defined below:
Value Score (V) = (2/3 × V1) + (1/3 × V2), where:
V1 = (2/3 × zEP) + (1/3 × zBP) with zEP = (2/3 × zFEP) + (1/3 × zHEP)
V2 = (2/3 × zSP) + (1/3 × zDP)
Calculating Growth Composite Style Score. When determining the growth CSS, CRSP calculates a future growth super-factor (FG) based on analysts’ estimates of future long-term growth in earnings (FLGE) and future short-term growth in earnings (FSGE), as well as INV and ROA. Additionally, a historical growth super-factor (HG) is calculated based upon three-year historical growth in earnings(HGE) and three-year historical growth in sales (HGS).
Once determined, these two growth super-factors are combined to create a single composite growth score (G) as defined below:
Growth Score (G) = (2/3 × FG) + (1/3 × HG), where:
FG = (1/3 × zFLGE) + (1/3 × zFSGE) + (1/6 × zINV) + (1/6 × zROA)
HG = (2/3 × zHGS) + (1/3 × zHGE)
CRSP assigns each composite score a rank value (RV for value and RG for growth) that represents a certain percentage of the cumulative market cap with lower scores. The RG value is inverted and the scores are averaged with the RV value to arrive at an Average Rank (AR) score for each company. A company with a high AR, or mean score above 0.5, is categorized as value, while a company with a low AR, or mean score below 0.5, is categorized as growth.
There is little agreement on the exact definitions of value and growth or when exactly companies switch between value and growth, therefore CRSP applies its rules for packeting and migration to the Value Index and the Growth Index, as well. As with the market capitalization-based indexes, band thresholds are set to buffer movement between styles.
CRSP derive the AR score for each company as follows:
1.	Rank companies separately by both their value composite style scores (CSS = V) and growth composite style scores (CSS = G).
2.	Assign a rank composite style score (RCSS) to each company, calculated as follows:
In general, RCSS = M1 / M2 , where:
For value (CSS = V), M1 is the total market capitalization of all companies that are constituents of CRSP U.S. Small Cap Index with a CSS lower than the particular company's CSS, plus half of its own market cap (RCSS = RV).
For growth (CSS = G), M1 is the total market capitalization of all companies with a CSS higher than the particular company's CSS, plus half of its own market cap (RCSS = RG).
M2 is the total market capitalization of all companies within the companies' cap-based universe.
Thus, each company's RCSS corresponds to the market-cap adjusted percentile of its CSS within its cap-based universe. This value falls between 0 and 1. Therefore, for rank value (RV), the security with the highest value will have a score equal to 1, while the security with the lowest value will have a score equal to 0. The reverse is true for rank growth (RG); the security with the highest growth will have a score equal to 0 and the security with the lowest growth will have a score equal to 1.
3.
Compute AR for each company according to the formula below. Average rank scores range from 0 to 1 with higher numbers indicating higher “value” attributes and lower numbers indicating higher “growth” attributes.

AR = (RV + RG) / 2
4.	Assign newly added companies to value or growth categories according to their AR scores:
o	Companies with an AR > 0.5 are classified as 100 percent value.
o	Companies with an AR ≤ 0.5 are classified as 100 percent growth.

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Accelerated Return Notes® Linked to the Vanguard Small-Cap Value ETF due May 31, 2024
To visualize this procedure, the following figure plots RV and RG scores for a hypothetical company. Average rank scores greater than 0.5 represent points above the main diagonal while AR scores less than 0.5 represent points below the main diagonal.
If a composite factor is generated with an underlying factor missing, the weight for the missing data point is distributed proportionally across the remaining factors. A minimum number of non-missing input factors are needed before the composite factor itself is considered missing. There must be at least two value and two growth factors available to generate a style AR score.
All companies present in a size index must be fully represented in style indices corresponding to that size. For example, if a company is packeted at 50% in the CRSP US Small Cap Index, then the 50% in the CRSP US Small Cap Index must be allocated between the CRSP US Small Cap Value Index and the CRSP US Small Cap Growth Index. If no AR score is available, then an additional step is applied to fulfill this rule.
If a company is currently assigned to style indices and a new AR score is unavailable, then its style is carried forward using the following rules:
1.
If the company remains in the same size index, then the allocation between value and growth within that market-cap segment does not change. For example, if before a ranking, a company is allocated fully to Mid Value, and the ranking keeps the company in the Mid Cap index but there is no new AR score available, then the company remains fully in Mid Value.

2.
If the company is entering a new size index, then the style allocation can be carried forward from the style assignment in other size indices. Generally only non-composite capitalization indexes Small, Mid, and Mega are used for this purpose. If only one style is found, then that style is used. If both Value and Growth assignments are found, then the company is assigned half its available holdings in each style. For example, if before a ranking a company is in Mega Cap Value and Mid Cap Growth and it moves to Small Cap with no new AR score available, it is assigned half to Small Cap Value and half to Small Cap Growth.

As with the capitalization-based indices, CRSP applies its packeting and migration procedures to the Value Index and the Growth Index. CRSP centers the style band around an AR score of 0.5 and sets the threshold bandwidth at an AR of .3333. This means that companies with an AR between .3333 and .6667 are considered to be inside of the band. Once a company crosses through the band between its current style and the adjacent style core, 50% of its holdings are moved. If the company stays beyond the threshold in the following ranking period, the remaining 50% will be moved. Therefore, a company may be partially held in both the Value Index and the Growth Index. It is also possible for the same company to be classified differently in different market capitalization-based indices depending on the characteristics it displays in each segment. In other words, a company may be classified as value in one capitalization-based index and as growth in another capitalization-based index, depending on its AR score within each market capitalization segment.
Index Calculation
The Value Index is weighted by float-adjusted market capitalization, rather than total shares outstanding, reflecting the availability of shares from the perspective of U.S. domestic investors. Float-adjusted market capitalization is equal to a security’s index holdings multiplied by the security’s price (used to determine a security’s weight within the Value Index). The estimate of readily available shares (free float) is calculated by subtracting the number of restricted shares (i.e., shares owned by insiders and inactive shareholders) from the total number of shares issued for a particular company. Restricted shares include but are not limited to shares held by board members, directors and executives (insiders), government holdings, employee-held shares, shares held by corporations not actively managing money and other unavailable shares.

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Accelerated Return Notes® Linked to the Vanguard Small-Cap Value ETF due May 31, 2024
Index Levels
An index level is the value of an investment relative to its value at one fixed point in time. Index levels allow convenient comparison of the relative performance of the different portfolios or asset classes. For the Value Index, the initial level was set to 1,000 on September 10, 2012. The following formula is used to calculate the index level on day t:
Index Level t =	Index Market Valuet Divisor t
Index Maintenance
In addition to the quarterly ranking reviews, changes in the Value Index occur on a daily basis as a result of numerous factors, including price movements actions and security additions and deletions. CRSP adheres to the principles of replicability, consistency, maintaining style purity, and minimizing turnover when implementing corporate actions, with the ultimate objective of reflecting changes in the US equity market in a timely manner. When a corporate action occurs such that index eligibility cannot be determined, CRSP will evaluate the security’s eligibility at the next ranking. Among the events that may give rise to an adjustment to the Value Index on any day are: stock splits and reverse stock splits; stock dividends; special dividends; share changes reported in corporate filings; mergers and acquisitions; exchanges or conversions; tender offers; partial or full liquidations, IPOs; transfer from over-the-counter market; delistings; bankruptcies, rights offerings; warrant offerings; secondary offerings; and spin-offs.

Historical Data
The following graph shows the daily historical performance of the Underlying Fund on its primary exchange in the period from January 1, 2013 through March 30, 2023. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On the pricing date, the Closing Market Price of the Underlying Fund was $156.17. The graph below may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.
Historical Performance of the Underlying Fund
This historical data on the Underlying Fund is not necessarily indicative of the future performance of the Underlying Fund or what the value of the notes may be. Any historical upward or downward trend in the price per share of the Underlying Fund during any period set forth above is not an indication that the price per share of the Underlying Fund is more or less likely to increase or decrease at any time over the term of the notes.
You should consult publicly available sources for the prices and trading pattern of the Underlying Fund.

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Accelerated Return Notes® Linked to the Vanguard Small-Cap Value ETF due May 31, 2024
Supplement to the Plan of Distribution
Under our distribution agreement with BofAS, BofAS will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.
MLPF&S will purchase the notes from BofAS for resale, and will receive a selling concession in connection with the sale of the notes in an amount up to the full amount of the underwriting discount set forth on the cover of this term sheet.
We will deliver the notes against payment therefor in New York, New York on a date that is greater than two business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than two business days prior to the settlement date will be required to specify alternative settlement arrangements to prevent a failed settlement.
The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units. If you place an order to purchase the notes, you are consenting to MLPF&S and/or one of its affiliates acting as a principal in effecting the transaction for your account.
MLPF&S and BofAS may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices, and these prices will include MLPF&S’s and BofAS’s trading commissions and mark-ups or mark-downs. MLPF&S and BofAS may act as principal or agent in these market-making transactions; however, neither is obligated to engage in any such transactions. At their discretion, for a short, undetermined initial period after the issuance of the notes, MLPF&S and BofAS may offer to buy the notes in the secondary market at a price that may exceed the initial estimated value of the notes. Any price offered by MLPF&S or BofAS for the notes will be based on then-prevailing market conditions and other considerations, including the performance of the Underlying Fund and the remaining term of the notes. However, none of us, MLPF&S, BofAS or any of our respective affiliates is obligated to purchase your notes at any price or at any time, and we cannot assure you that we, MLPF&S, BofAS or any of our respective affiliates will purchase your notes at a price that equals or exceeds the initial estimated value of the notes.
The value of the notes shown on your account statement produced by MLPF&S will be based on BofAS’s estimate of the value of the notes if BofAS or another of its affiliates were to make a market in the notes, which it is not obligated to do. That estimate will be based upon the price that BofAS may pay for the notes in light of then-prevailing market conditions, and other considerations, as mentioned above, and will include transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the notes.
The distribution of the Note Prospectus in connection with these offers or sales will be solely for the purpose of providing investors with the description of the terms of the notes that was made available to investors in connection with their initial offering. Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding BNS or for any purpose other than that described in the immediately preceding sentence.

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Accelerated Return Notes® Linked to the Vanguard Small-Cap Value ETF due May 31, 2024
Structuring the Notes
The notes are our unsecured senior debt securities, the return on which is linked to the performance of the Underlying Fund. As is the case for all of our debt securities, including our market-linked notes, the economic terms of the notes reflect our actual or perceived creditworthiness at the time of pricing. The internal funding rate we use in pricing the market-linked note is typically lower than the rate we would pay when we issue conventional fixed-rate debt securities of comparable maturity. This generally relatively lower internal funding rate, which is reflected in the economic terms of the notes, along with the fees and charges associated with market-linked notes, resulted in the initial estimated value of the notes on the pricing date being less than their public offering price.
At maturity, we are required to pay the Redemption Amount to holders of the notes, which will be calculated based on the performance of the Underlying Fund and the $10 per unit principal amount. In order to meet these payment obligations, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS or one of its affiliates. The terms of these hedging arrangements are determined by seeking bids from market participants, including MLPF&S, BofAS and its affiliates, and take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Underlying Fund, the tenor of the notes and the tenor of the hedging arrangements. The economic terms of the notes and their initial estimated value depend in part on the terms of these hedging arrangements.
BofAS has advised us that the hedging arrangements will include a hedging related charge of approximately $0.05 per unit, reflecting an estimated profit to be credited to BofAS from these transactions.  Since hedging entails risk and may be influenced by unpredictable market forces, additional profits and losses from these hedging arrangements may be realized by BofAS or any third party hedge providers.
For further information, see “Risk Factors—Conflict-Related Risks” beginning on page PS-16 and “Use of Proceeds and Hedging” on page PS-20 of product supplement EQUITY ARN-1.

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Accelerated Return Notes® Linked to the Vanguard Small-Cap Value ETF due May 31, 2024
Summary of Canadian Federal Income Tax Consequences
An investor should read carefully the description of principal Canadian federal income tax considerations under “Canadian Taxation” in the accompanying prospectus relevant to a holder (as defined on page 66 of the prospectus) owning debt securities, and the description of principal Canadian federal income tax considerations under “Supplemental Discussion of Canadian Federal Income Tax Consequences” in the product supplement EQUITY ARN-1. In addition to the assumptions, limitations and conditions described therein, such discussion assumes that a Non-Resident Holder is not an entity in respect of which BNS is a “specified entity” as defined in proposals to amend the Income Tax Act (Canada) (the “Act”) released by the Minister of Finance (Canada) on April 29, 2022 with respect to “hybrid mismatch arrangements”, as defined (the “Hybrid Mismatch Proposals”). In general terms, the Hybrid Mismatch Proposals provide that two entities will be treated as specified entities in respect of one another if one entity, directly or indirectly, holds a 25% equity interest in the other entity, or a third entity, directly or indirectly, holds a 25% equity interest in both entities.
Such discussion further assumes that no amount paid or payable to a Non-Resident Holder will be the deduction component of a “hybrid mismatch arrangement” under which the payment arises within the meaning of proposed paragraph 18.4(3)(b) of the Act contained in the Hybrid Mismatch Proposals.
Investors should note that the Hybrid Mismatch Proposals are in consultation form, are highly complex, and there remains significant uncertainty as to their interpretation and application. There can be no assurance that the Hybrid Mismatch Proposals will be enacted in their current form, or at all.
Summary of U.S. Federal Income Tax Consequences
The following is a general description of certain U.S. federal tax considerations relating to the notes. Prospective purchasers of the notes should consult their tax advisors as to the consequences under the tax laws of the country of which they are residents for tax purposes and the tax laws of the U.S. of acquiring, holding and disposing of the notes and receiving payments under the notes. This summary is based upon the law as in effect on the date of this document and is subject to any change in law that may take effect after such date. We urge you to read the more detailed discussion in the “Material U.S. Federal Income Tax Consequences” section beginning on page PS-37 of product supplement EQUITY ARN-1.
No statutory, regulatory, judicial or administrative authority directly discusses how the notes should be treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in the notes are uncertain. Accordingly, we urge you to consult your tax advisor as to the tax consequences of your investment in the notes (and of having agreed to the required tax treatment of your notes described below) and as to the application of state, local or other tax laws to your investment in your notes and the possible effects of changes in federal or other tax laws.
Pursuant to the terms of the notes, BNS and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize your notes as prepaid derivative contracts with respect to the Underlying Fund. If your notes are so treated, subject to the discussion below regarding Section 1260 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), you should generally recognize long-term capital gain or loss if you hold your notes for more than one year (and, otherwise, short-term capital gain or loss) upon the taxable disposition (including cash settlement) of your notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your notes. The deductibility of capital losses is subject to limitations.
Section 1260. There is a risk that an investment in the notes could be treated as a “constructive ownership transaction” within the meaning of Section 1260 of the Code. A constructive ownership transaction includes a contract under which an investor will receive payment equal to or credit for the future value of any equity interest in certain “passthru entities” (including regulated investment companies such as ETFs, real estate investment trusts and passive foreign investment companies or “PFICs”). Under the “constructive ownership” rules, if an investment in the notes is treated as a constructive ownership transaction, any long-term capital gain recognized by a U.S. holder (as defined under “Material U.S. Federal Income Tax Consequences” in the product supplement) in respect of the notes would be recharacterized as ordinary income to the extent such gain exceeds the amount of “net underlying long-term capital gain”(as defined in Section 1260 of the Code) of the U.S. holder (the “Excess Gain”). In addition, an interest charge would also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. holder in taxable years prior to the taxable year of the taxable disposition of the notes (assuming such income accrued such that the amount in each successive year is equal to the income in the prior year increased at a constant rate equal to the applicable federal rate as of the date of taxable disposition of the notes).
It is not clear to what extent any long-term capital gain recognized by a U.S. holder in respect of the notes would be recharacterized as ordinary income and subject to the interest charge described above, in part, because it is not clear how the net underlying long-term capital gain would be computed in respect of the notes. It is possible, for example, that the net underlying long-term capital gain could equal the amount of long-term capital gain a U.S. holder would have recognized if on the issue date of the notes the holder had invested an allocable portion of the face amount of the notes in shares of the Underlying Fund and sold those shares for their fair market value on the date the notes are sold, exchanged or retired. However, it is also possible that because the U.S. holder does not share in distributions made on the Underlying Fund, these distributions could be excluded from the calculation of the amount and character of gain, if any, that would have been realized had the U.S. holder held the Underlying Fund directly, so that the application of constructive ownership rules may not recharacterize adversely a significant portion of the long-term capital gain the U.S. holder may recognize with respect to the notes. All or a portion of a U.S. holder’s gain recognized with respect to the notes could be Excess Gain if the U.S. holder purchases the

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Accelerated Return Notes® Linked to the Vanguard Small-Cap Value ETF due May 31, 2024
notes for an amount that is less than the Principal Amount of the notes or if the return on the notes is adjusted to take into account any extraordinary dividends that are paid on the shares of the Underlying Fund. Furthermore, unless otherwise established by clear and convincing evidence, the net underlying long-term capital gain is treated as zero. Because the application of the constructive ownership rules to the notes is unclear, you are urged to consult your tax advisors regarding the potential application of the constructive ownership rules to an investment in the notes.
Based on certain factual representations received from us, our special U.S. tax counsel, Fried, Frank, Harris, Shriver & Jacobson LLP, is of the opinion that it would be reasonable to treat your notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the notes, it is possible that your notes could alternatively be treated for tax purposes as a single contingent payment debt instrument or pursuant to some other characterization (including possible treatment as a “constructive ownership transaction” under Section 1260 of the Code), such that the timing and character of your income from the notes could differ materially and adversely from the treatment described above.
Notice 2008-2. In 2007, the Internal Revenue Service (the “IRS”) released a notice that may affect the taxation of holders of the notes. According to Notice 2008-2, the IRS and the U.S. Department of the Treasury (the “Treasury”) are actively considering whether a holder of an instrument such as the notes should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.
Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain realized with respect to the notes, to the extent of their net investment income or undistributed net investment income (as the case may be) that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors with respect to the 3.8% Medicare tax.
Specified Foreign Financial Assets. U.S. holders may be subject to reporting obligations with respect to their notes if they do not hold their notes in an account maintained by a financial institution and the aggregate value of their notes and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its notes and fails to do so.
Backup Withholding and Information Reporting. The proceeds received from a taxable disposition of the notes will be subject to information reporting unless you are an “exempt recipient” and may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer number, if you are a U.S. holder) or meet certain other conditions.
Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.
Non-U.S. Holders. If you are a non-U.S. holder, subject to Section 871(m) of the Code and FATCA, discussed below, you should generally not be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your notes if you comply with certain certification and identification requirements as to your non-U.S. status including providing us (and/or the applicable withholding agent) a properly executed and fully completed applicable IRS Form W-8. Subject to Section 897 of the Code and Section 871(m) of the Code, discussed herein gain realized from the taxable disposition of a note generally will not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by you in the U.S., (ii) you are a non-resident alien individual and are present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) you have certain other present or former connections with the U.S.
Section 897. We will not attempt to ascertain whether the Underlying Fund would be treated as a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. We also have not attempted to determine whether the notes should be treated as “United States real property interests” (“USRPI”) as defined in Section 897 of the Code. If the Underlying Fund and/or the notes were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain realized by a non-U.S. holder in respect of the notes upon a taxable disposition (including cash settlement) of the notes to U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of the Underlying Fund as a USRPHC and/or the notes as USRPI.
Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities.  The withholding tax can apply even if the instrument does not provide for payments that reference dividends.  Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2017. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2025.

Accelerated Return Notes®	TS-17

Accelerated Return Notes® Linked to the Vanguard Small-Cap Value ETF due May 31, 2024
Based on our determination that the notes are not “delta-one” with respect to the Underlying Fund, our special U.S. tax counsel is of the opinion that the notes should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations on the date the terms of the notes are set. If withholding is required, we will not make payments of any additional amounts.
Nevertheless, after the date the terms are set, it is possible that your notes could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the Underlying Fund or your notes, and following such occurrence your notes could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents.  It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the notes under these rules if you enter, or have entered, into certain other transactions in respect of the Underlying Fund or the notes.  If you enter, or have entered, into other transactions in respect of the Underlying Fund or the notes, you should consult your tax advisor regarding the application of Section 871(m) of the Code to your notes in the context of your other transactions.
Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the notes, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the notes.
U.S. Federal Estate Tax Treatment of Non-U.S. Holders. A note may be subject to U.S. federal estate tax if an individual non-U.S. holder holds the note at the time of his or her death. The gross estate of a non-U.S. holder domiciled outside the U.S. includes only property situated in the U.S. Individual non-U.S. holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the notes at death.
FATCA. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends or other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account at the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.
Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition, and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.
Investors should consult their own advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their notes through a foreign entity) under the FATCA rules.
Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of notes purchased after the bill was enacted to accrue interest income over the term of the notes despite the fact that there will be no interest payments over the term of the notes.
Furthermore, in 2013 the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.
It is impossible to predict what any such legislation or administrative or regulatory guidance might provide, and whether the effective date of any legislation or guidance will affect securities that were issued before the date that such legislation or guidance is issued. You are urged to consult your tax advisor as to the possibility that any legislative or administrative action may adversely affect the tax treatment of your notes.
Both U.S. and non-U.S. holders should consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction (including that of BNS).

Accelerated Return Notes®	TS-18

Accelerated Return Notes® Linked to the Vanguard Small-Cap Value ETF due May 31, 2024
Validity of the Notes
In the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP, as special counsel to BNS, when the notes offered by this term sheet have been executed and issued by BNS and authenticated by the trustee pursuant to the indenture and delivered, paid for and sold as contemplated herein, the notes will be valid and binding obligations of BNS, enforceable against BNS in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors’ rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).  This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by Canadian law, Fried, Frank, Harris, Shriver & Jacobson LLP has assumed, without independent inquiry or investigation, the validity of the matters opined on by Osler, Hoskin & Harcourt LLP, Canadian legal counsel for BNS, in its opinion expressed below.  In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and, with respect to the notes, authentication of the notes and the genuineness of signatures and certain factual matters, all as stated in the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP dated February 28, 2022 filed with the SEC as an exhibit to the Current Report on Form 6-K on March 1, 2022.
In the opinion of Osler, Hoskin & Harcourt LLP, the issue and sale of the notes has been duly authorized by all necessary corporate action of BNS in conformity with the Indenture, and when the notes have been duly executed, authenticated and issued in accordance with the Indenture, and delivered against payment therefor, the notes will be validly issued and, to the extent validity of the notes is a matter governed by the laws of the Province of Ontario or the federal laws of Canada applicable therein, will be valid obligations of BNS, subject to the following limitations (i) the enforceability of the Indenture may be limited by the Canada Deposit Insurance Corporation Act (Canada), the Winding-up and Restructuring Act (Canada) and bankruptcy, insolvency, reorganization, receivership, preference, moratorium, arrangement or winding-up laws or other similar laws affecting the enforcement of creditors’ rights generally; (ii) the enforceability of the Indenture may be limited by equitable principles, including the principle that equitable remedies such as specific performance and injunction may only be granted in the discretion of a court of competent jurisdiction; (iii) pursuant to the Currency Act (Canada) a judgment by a Canadian court must be awarded in Canadian currency and that such judgment may be based on a rate of exchange in existence on a day other than the day of payment; and (iv) the enforceability of the Indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the Indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act. This opinion is given as of the date hereof and is limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein. In addition, this opinion is subject to customary assumptions about the Trustees’ authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated December 27, 2021, which has been filed as Exhibit 5.2 to BNS’s Form F-3/A filed with the SEC on December 27, 2021.
Where You Can Find More Information
We have filed a registration statement (including a product supplement, a prospectus supplement and a prospectus) with the SEC for the offering to which this term sheet relates. You should read the Note Prospectus, including this term sheet, and the other documents that we have filed with the SEC, for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S or BofAS toll-free at 1-800-294-1322.
“Accelerated Return Notes®” and “ARNs®” are registered service marks of Bank of America Corporation, the parent company of MLPF&S and BofAS.

Accelerated Return Notes®	TS-19